Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262194

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated May 2, 2022)

FATHOM DIGITAL MANUFACTURING CORPORATION

45,423,250 SHARES OF CLASS A COMMON STOCK

9,900,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

18,525,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO

PURCHASE CLASS A COMMON STOCK AND

90,570,234 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK

This prospectus supplement is being filed to update and supplement the prospectus dated May 2, 2022, as supplemented by Prospectus Supplement No. 1, dated May 17, 2022, Prospectus Supplement No. 2, dated August 16, 2022, Amendment No. 1 to Prospectus Supplement No. 2. dated August 18, 2022, and Prospectus Supplement No. 3, dated November 16, 2022 (and as may be further supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, which we filed with the Securities and Exchange Commission (“SEC”) on March 31, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement have the meanings given to such terms in the Prospectus.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of: (i) up to 36,661,014 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) issued to the Legacy Fathom Owners in connection with the closing of the Business Combination, (ii) up to 4,770,000 shares of Class A common stock held by Altimar Sponsor II, LLC (“Sponsor”) and the other Altimar II Founders following the closing of the Business Combination, (iii) up to 2,724,736 Earnout Shares issued to certain Legacy Fathom Owners, and (iv) up to 1,267,500 Sponsor Earnout Shares. The Prospectus and this prospectus supplement also relate to (a) the resale of up to 9,900,000 Private Placement Warrants to purchase shares of Class A common stock held by Sponsor, (b) the issuance of up to 18,525,000 shares of Class A common stock upon the exercise of outstanding Public Warrants and Private Placement Warrants to purchase shares of Class A common stock, and (c) the issuance of up to 90,570,234 shares of Class A common stock issuable upon the exchange of New Fathom Units (together with a corresponding number of shares of Class B common stock) held by certain of the Selling Stockholders (including 6,275,264 Earnout Shares presently represented in the form of unvested New Fathom Units).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FATH.” On March 31, 2023, the closing price of our Class A common stock was $0.54 per share. Our Public Warrants are currently listed on the NYSE and trade under the symbol “FATH.WS.” On March 31, 2023, the closing price of our Public Warrants was $0.03 per Public Warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 17 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2023

FATHOM DIGITAL MANUFACTURING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39994	98-1571400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Walnut Ridge Drive

Hartland, WI 53029

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (262) 367-8254

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FATH	NYSE
Warrants to purchase Class A common stock	FATH.WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

er next two years Expanded mid-volume production of existing program $1.7 million in 2021; expect $4-$8 million in 2022 orders Prototype with mid-volume production follow-on $4.5 million over three-month period New cross-sell of sheet metal low-volume production $450k in 2021; expect over $1.5 million in 2022 orders Prototype & low-volume production Global healthcare company Global semiconductor company Disruptive electric vehicle manufacturer Global leader in mobile robotics 1 2 3 4 5 6 Global leader in gas measurement instruments and technologies Leading subsea technology company $550K production order Expansion to higher volume production of existing program New Strategic Accounts Existing Strategic Accounts

Statement (preliminary unaudited) Repor

Item 2.02.	Results of Operations and Financial Condition.

On March 31, 2023, Fathom Digital Manufacturing Corporation (“Fathom”) issued a press release announcing its preliminary unaudited financial results for the quarter and full year ended December 31, 2022. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 2.02 of this Current Report and in Exhibit 99.1 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section and will not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Exhibit 99.1 to this Current Report contains certain financial measures that are considered “non-GAAP financial measures” as defined in the SEC rules. Exhibit 99.1 to this Current Report also contains the reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, as well as the reasons why Fathom’s management believes that presentation of the non-GAAP financial measures provides useful information to investors regarding Fathom’s results of operations and, to the extent material, a statement disclosing any other additional purposes for which Fathom’s management uses the non-GAAP financial measures.

Item 7.01.	Regulation FD Disclosure.

Fathom is posting a preliminary unaudited earnings presentation for the quarter and full year ended December 31, 2022 to its website at https://investors.fathommfg.com. A copy of the presentation is being furnished herewith as Exhibit 99.2. Fathom will use the presentation during its conference call on March 31, 2023 and also may use the presentation from time to time in conversations with analysts, investors and others.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 7.01 of this Current Report and in Exhibit 99.2 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section and will not be incorporated by reference into any registration statement or other document filed under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing.

The information contained in Exhibit 99.2 is summary information that is intended to be considered in the context of Fathom’s filings with the SEC. Fathom undertakes no duty or obligation to publicly update or revise the information contained in this Current Report, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Exhibit 99.2 to this Current Report contains certain financial measures that are considered “non-GAAP financial measures” as defined in the SEC rules. Exhibit 99.2 to this Current Report also contains the reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, as well as the reasons why Fathom’s management believes that presentation of the non-GAAP financial measures provides useful information to investors regarding Fathom’s preliminary unaudited results of operations and, to the extent material, a statement disclosing any other additional purposes for which Fathom’s management uses the non-GAAP financial measures.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 31, 2023
99.2	Fathom Presentation, March 31, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:	/s/ Mark Frost
Name:	Mark Frost
Title:	Chief Financial Officer

Date: March 31, 2023